Exhibit 99.1

Workday to Offer $1.0 Billion Convertible Senior Notes Due 2022

PLEASANTON, CA. - (Sept. 11, 2017) - Workday, Inc. (NYSE: WDAY), a leader in enterprise cloud applications for finance and human resources, today announced that it proposes to offer $1.0 billion aggregate principal amount of convertible senior notes due 2022 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Workday also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $150 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Workday, and interest will be payable semi-annually. The notes will mature on Oct. 1, 2022 unless repurchased or converted prior to such date. Prior to June 1, 2022, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Workday Class A common stock, cash or a combination of cash and shares of Workday Class A common stock, at Workday’s election.

The interest rate, initial conversion rate, offering price, and other terms are to be determined by negotiations between Workday and the initial purchasers.

In connection with the pricing of the notes, Workday expects to enter into convertible note hedge transactions with one or more of the initial purchasers of the notes and/or their respective affiliates (the “option counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset the potential cash payments that Workday could be required to make in excess of the principal amount upon conversion of any notes. Workday also expects to enter into separate warrant transactions with the option counterparties pursuant to which Workday will sell warrants for the purchase of Workday Class A common stock. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of Workday Class A common stock exceeds the strike price of the warrants. If the initial purchasers of the notes exercise their option to purchase additional notes, Workday may enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties have advised Workday that they and/or their respective affiliates expect to enter into various derivative transactions with respect to Workday Class A common stock and/or purchase Workday Class A common stock concurrently with, or shortly after, the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Workday Class A common stock or the notes concurrently with, or shortly after, the pricing of the notes.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Workday Class A common stock and/or purchasing or selling Workday Class A common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. This activity could also cause or avoid an increase or a decrease in the market price of Workday Class A common stock or the notes, which could affect noteholders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such notes.

Workday expects to use the net proceeds from the offering of the notes for general corporate purposes, potential repayment or repurchase, or payment of cash amounts due upon conversion, of its outstanding 0.75% convertible senior notes due 2018 and 1.50% convertible senior notes due 2020 and potential acquisitions and strategic transactions, and to pay the net cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to Workday from the sale of the warrant transactions).

If the initial purchasers exercise their option to purchase additional notes, Workday intends to use the resulting additional proceeds of the sale of the additional notes and any additional warrants to pay the cost of entering into additional convertible note hedge transactions and for general corporate purposes, potential repayment or repurchase, or payment of cash amounts due upon conversion, of its outstanding 0.75% convertible senior notes due 2018 and 1.50% convertible senior notes due 2020 and potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Workday Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Workday will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, whether or not the convertible note hedge and warrant transactions will be entered into or consummated, and the impact of general economic, industry or political conditions in the United States or internationally.

Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

FOR MORE INFORMATION:

Investor Relations Contact:

Michael Magaro

Workday

+1 (925) 379-6000

Michael.Magaro@Workday.com

Media Contact:

Jeff Shadid

Workday

+1 (405) 834-7777

Jeff.Shadid@Workday.com